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                                                                   EXHIBIT 12.02

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------
                                                            1990
                                                  ------------------------
                                                   THROUGH        FROM
                                       1989       AUGUST 31    SEPTEMBER 1     1991       1992       1993
                                     ---------    ---------    -----------    -------    -------    -------
Earnings available for fixed
  charges:
  Earnings (loss) before income
    taxes and extraordinary
    item..........................   $(152,442)   $(210,129)     $ 5,000      $21,761    $27,356    $16,763
  Interest and amortization of
    debt discount and expense.....      48,008         306           136          563        395        193
  Portion (one-third) of rental
    charges.......................         902         749           243          938        942        921
                                     ---------    ---------    -----------    -------    -------    -------
    Earnings available for fixed
       charges....................   $(103,532)   $(209,074)     $ 5,379      $23,262    $28,693    $17,877
                                     ---------    ---------    -----------    -------    -------    -------
                                     ---------    ---------    -----------    -------    -------    -------
Fixed charges:
  Interest and amortization of
    debt discount and expense.....   $  48,008    $    306       $   136      $   563    $   395    $   193
  Portion (one-third) of rental
    charges.......................         902         749           243          938        942        921
                                     ---------    ---------    -----------    -------    -------    -------
    Total fixed charges...........   $  48,910    $  1,055       $   379      $ 1,501    $ 1,337    $ 1,114
                                     ---------    ---------    -----------    -------    -------    -------
                                     ---------    ---------    -----------    -------    -------    -------
Ratio of earnings to fixed
  charges(a)......................      --           --            14.19        15.50      21.46      16.05
                                     ---------    ---------    -----------    -------    -------    -------
                                     ---------    ---------    -----------    -------    -------    -------

- ---------------
(a) Earnings were insufficient to cover fixed charges by $152,442,000 for the year 1989; and $210,129,000 for the period through August 31, 1990.

A change in control, management and accounting basis occurred on August 31, 1990, as the Company emerged from bankruptcy proceedings.